EXHIBIT 99.1

Emclaire Financial Corp. Reports 17% Increase in Quarterly Earnings

EMLENTON, Pa., April 27, 2011 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent company of The Farmers National Bank of Emlenton, reported consolidated net income available to common shareholders of $683,000 or $0.47 per common share for the three months ended March 31, 2011, compared to $584,000 or $0.41 per common share for the same quarter in 2010. "We are extremely pleased with our performance in the first quarter," noted William C. Marsh, Chairman, President and Chief Executive Officer. "Our disciplined approach to pricing in 2010 and success in implementing efficiency improvement strategies are both generating rewards in 2011. We look forward to the upcoming quarters as we focus on improving penetration in our existing network and expanding our franchise into adjacent markets." The Corporation realized an annualized return on average assets and common equity of 0.66% and 8.73%, respectively, for the quarter ended March 31, 2011, which compare favorably to 0.59% and 7.90%, respectively, reported for the same period last year.

Total assets increased $11.6 million or 2.4% to $493.5 million at March 31, 2011 from $481.9 million at December 31, 2010. Asset growth was primarily driven by an increase in customer deposits of $6.4 million and the Corporation's previously disclosed $4.6 million private stock offering completed in March 2011. Mr. Marsh noted, "The strong deposit growth that we experienced in the first quarter will be instrumental in providing an attractive funding source for loan growth anticipated during the remainder of 2011."

Stockholders' equity increased $5.0 million to $44.1 million at March 31, 2011 compared to $39.1 million at December 31, 2010. The Corporation remains well capitalized and is well positioned for continued growth with total stockholders' equity at 8.9% of total assets. Book value and tangible book value per common share amounted to $20.93 and $17.75, respectively, at March 31, 2011.

FINANCIAL HIGHLIGHTS FOR THE QUARTER

  Net income available to common shareholders was $683,000 for the quarter ended March 31, 2011, increasing $99,000 or 17.0% from $584,000 for the same quarter last year. The Corporation's basic earnings per common share were $0.47 for the quarter ended March 31, 2011 compared to $0.41 for the same quarter last year.
  Net interest income improved 6.5% for the quarter ended March 31, 2011 compared to the same quarter in 2010 with a 13 basis point year-over-year improvement in the Corporation's net interest margin.
  Assets increased $11.6 million or 2.4% to $493.5 million at March 31, 2011 from $481.9 million at December 31, 2010.
  Customer deposits grew $6.3 million or 1.5% to $416.0 million at March 31, 2011 from $409.7 million at December 31, 2010.
  During the quarter, the Corporation raised $4.6 million in capital, net of expenses, following the issuance of 290,004 shares of common stock in a private placement offering to accredited investors.
  The Corporation's nonperforming assets were $7.7 million or 1.57% of totals assets at March 31, 2011 while classified and criticized assets were $15.0 million, or 4.9% of gross loans.
  Results for the three months ended March 31, 2011 included $104,000 in net securities gains, which management considers non-recurring. This compares to $99,000 of net securities gains being recorded for the same quarter last year.

CONSOLIDATED OPERATING RESULTS OVERVIEW

Net income increased $99,000 for the quarter ended March 31, 2011 compared to the same quarter in 2010, primarily due to a $227,000 increase in net interest income and an $88,000 increase in noninterest income, which were partially offset by a $192,000 increase in noninterest expense and a $32,000 increase in the provision for income taxes.

Net interest income increased $227,000 or 6.5% to $3.7 million for the quarter ended March 31, 2011 from $3.5 million in the same quarter last year. The increase in net interest income was primarily attributed to a decrease in interest expense.  Interest expense decreased $356,000 or 19.0% as the Corporation's cost of funds decreased 38 basis points to 1.40% for the quarter ended March 31, 2011 from 1.78% for the same quarter in 2010. Driving this improvement was a $252,000 quarter-over-quarter decrease in interest paid on deposits and a $104,000 decrease in interest paid on borrowings related to the Corporation's early retirement of $10 million in long term borrowings during the third quarter of 2010. The Corporation improved its core deposit ratio to 63.29% at March 31, 2011 from 60.26% at March 31, 2010, resulting in an overall reduction in deposit costs.

Noninterest income increased $88,000 or 10.5% to $930,000 for the quarter ended March 31, 2011 from $842,000 for the same quarter in 2010. Customer service fees increased $18,000 or 5.6% to $340,000 in the current quarter from $322,000 in the same quarter last year. Other noninterest income increased $69,000 or 41.8% to $234,000 in the current quarter from $165,000 for the same quarter last year.

Noninterest expense increased $192,000 or 5.7% to $3.6 million for the quarter ended March 31, 2011 from $3.4 million in the same quarter last year.   The increase was primarily related to normal compensation increases, increased professional fees, and a general increase in noninterest expense. Partially offsetting the aforementioned increases, amortization expense decreased $33,000 or 21.7% to $119,000 for the quarter ended March 31, 2011 from $152,000 in the same quarter last year. Amortization expense was related to the core deposit premium associated with the Corporation's purchase of its Titusville office from PNC/National City Bank in the third quarter of 2009.

The provision for loan losses was relatively stable at $120,000 for the quarter ended March 31, 2011 when compared to the same quarter last year. The Corporation continues to maintain sound asset quality as delinquencies and foreclosures continue to remain below national and peer averages.

The increase in provision for income taxes for the quarter ended March 31, 2011 was due primarily to higher pre-tax income.

CONSOLIDATED ASSET QUALITY OVERVIEW

Total nonperforming assets were $7.7 million or 1.57% of total assets at March 31, 2011 compared to $7.0 million or 1.45% of total assets at December 31, 2010. This increase in nonperforming assets was primarily due to the deterioration of a residential mortgage during the first quarter of 2011. The loan is secured by a first mortgage on the borrower's primary residence. The Corporation is pursuing its due recourse against the borrower. Despite this increase, the Corporation's asset quality continues to be favorable relative to peers.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP.
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2011	2010

Interest income	$ 5,252	$ 5,381
Interest expense	1,516	1,872
Net interest income	3,736	3,509
Provision for loan losses	120	128
Noninterest income	930	842
Noninterest expense	3,583	3,391
Income before provision for income taxes	963	832
Provision for income taxes	182	150
Net income	781	682
Accumulated preferred stock dividends and discount accretion	98	98
Net income available to common shareholders	$ 683	$ 584

Basic and diluted earnings per common share	$0.47	$0.41
Dividends per common share	$0.16	$0.14

Return on average assets (1)	0.66%	0.59%
Return on average equity (1)	8.06%	7.38%
Return on average common equity (1)	8.73%	7.90%
Yield on average interest-earning assets	4.83%	5.06%
Cost of average interest-bearing liabilities	1.71%	2.11%
Net interest margin	3.48%	3.35%
Efficiency ratio	72.92%	73.65%
____________________
(1) Returns are annualized for the three month periods ended March 31, 2011 and 2010.

CONSOLIDATED FINANCIAL CONDITION DATA:	As of	As of
	3/31/2011	12/31/2010

Total assets	$ 493,450	$ 481,885
Cash and equivalents	42,501	19,027
Securities	120,833	125,820
Loans receivable, net	300,126	306,152
Deposits	415,978	409,658
Borrowed funds	30,000	30,000
Common stockholders' equity	36,578	31,583
Stockholders' equity	44,117	39,118

Book value per common share	$20.93	$21.67
Tangible book value per common share	$17.75	$17.77

Net loans to deposits	72.15%	74.73%
Allowance for loan losses to total loans	1.30%	1.33%
Earning assets to total assets	95.28%	95.95%
Stockholders' equity to total assets	8.94%	8.12%
Shares of common stock outstanding	1,747,408	1,457,404
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer
         Phone:(724) 867-2018
         Email: wmarsh@farmersnb.com